Exhibit 99.1

Rodobo International, Inc. Reports Third Quarter 2011 Results

HARBIN, China, August 15, 2011 /PRNewswire-Asia-FirstCall/ -- Rodobo International, Inc. (the "Company" or "Rodobo") (OTC Bulletin Board: RDBO.OB), a fast growing dairy company in China, reported financial results for the third quarter ended June 30, 2011.

“The third quarter was an unusual quarter for Rodobo. During the quarter, we were made aware of an  incident where a third party distributor sold products that we marked as “obsolete” and as a result we pulled from the shelves.  These actions were in violation of our explicit instructions and certain food safety standards. As a result, while we recently were issued a production license from the General Administration of Quality Supervision, Inspection and Quarantine of the PRC (“AQSIQ”), the AQSIQ nonetheless decided to delay its online publicity of our new license. Because of this, we realized a significant reduction in sales orders and decided to temporarily ceased production in June.” stated Mr. Yanbin Wang, Chairman and Chief Executive Officer. “After an investigation conducted by the local police into the actions of this third party, both the local police and and AQSIQ determined that there was no direct link between our Company and this third party’s illegal activities, and that our products are safe. As a result of our continuous efforts in communicating with the AQSIQ and other related governmental departments over the past month, we are extremely pleased to now report that we have received this online publicity from the AQSIQ on August 11, 2011. Thus, as we anticipated, Rododo’s product quality has now been officially recognized by the Chinese food safety authority. We will gradually recover our sales channels and are now looking forward to rebuilding our brand image in the fourth quarter of 2011 through a series of promotional activities. We believe that this adverse impact will be temporary and we will continue to provide Rodobo’s high quality and nutritious milk powder products to our customers.”

Third Quarter 2011 Financial Results

Net sales for the third quarter of 2011 were $12.7 million, a decrease of $6.5 million or 33.8%, compared to $19.1 million for the third quarter of 2010. The decrease in net sales was primarily due to the delay of AQSIQ’s online publicity of the new production license which our Company received in March 2011. As a result, we temporarily ceased production in June 2011.

In the third quarter of 2011, sales generated from infant formula, middle-aged and elderly formula and whole milk powder accounted for 51.3%, 13.2% and 35.5% of total sales, respectively. In the same period of 2010, sales generated from infant formula, middle-aged and elderly formula and whole milk powder accounted for 43.4%, 16.1% and 40.5% of total sales, respectively.

Gross profit was $4.8 million for the third quarter of 2011, a decrease $2.6 million or 35.1%, compared to $7.3 million for the third quarter of 2010. The overall gross profit margin decreased slightly from 38.3% for the third quarter of 2010 to 37.6% for the third quarter of 2011.

Operating expenses were $11.8 million for the third quarter of 2011, an increase of $7.2 million or 156.5% compared to $4.6 million for the same period of 2010. Operating expenses as a percentage of net sales increased from 24.1% in the third quarter of 2010 to 93.5% in the third quarter of 2011. The increase of the operating expenses as a percentage of net sales was primarily due to an increase of $2.6 million in distribution expenses, $1.0 million of loss on sale of biological assets, and $3.2 million of impairment loss on biological assets during the third quarter of 2011 compared to the same period of last fiscal year.

Distribution expenses were $6.0 million, an increase of $2.6 million or 74.9% for the third quarter of 2011, compared to $3.4 million for the third quarter of 2010. The increase was mainly due to a $3.0 million of market support fees paid to distributors in order to maintain distribution channels during the interruption period of productions, offset by a decrease of $0.5 million in distribution expense reimbursements as a result of a decrease in sales.

General and administrative expenses were $1.7 million, an increase of $0.5 million or 41.1% for the third quarter of 2011, compared to $1.2 million for the third quarter of 2010. The increase is primarily attributable to additional stock compensation expenses of $0.2 million related to the shares awarded to certain employees and independent directors on May 3, 2011.

During the third quarter of 2011, we disposed of 642 cows at our company-owned dairy farm with a loss of approximately $1.0 million. We reviewed the carrying value of the remaining biological assets and recorded an impairment loss of $3.2 million during the third quarter of 2011. The amount of the impairment loss was determined based on the loss of the sale of the remaining biological assets in July and August 2011.

Overall, due to the decrease in net sales and the increase in operating expenses, we incurred $7.1 million operating loss for the third quarter of 2011, compared to operating income of $2.7 million in the same period of 2010.

We incurred $6.9 million of net loss for the third quarter of 2011, compared with $2.7 million of net income for the third quarter of 2010. This is primarily due to the decrease in net sales and the increase in operating expenses.  Fully-diluted loss per share for the third quarter of 2011 was $0.25, compared to fully-diluted earnings per share of $0.10 in the third quarter of 2010.

Nine Month Results

For the nine months ended June 30, 2011, net sales increased to $63.9 million, up 43.4% from $44.5 million in the nine months ended June 30, 2010. Gross profit increased 30.4% in the nine months ended June 30, 2011 to $24.3 million from $18.6 million in the comparable period in 2010. Gross margin was 38.0% in the nine months ended June 30, 2011, compared to 41.8% in the comparable period in 2010. Net income for the nine months ended June 30, 2011 was $1.0 million or $0.04 per fully diluted share, down 88.3% from $8.8 million, or $0.41 per fully diluted share, in the comparable period in 2010.

Financial Condition

As of June 30, 2011, Rodobo had $2.0 million in cash and cash equivalents, $4.5 million in current liabilities and no long-term debt. Shareholders’ equity was $65.5 million as of June 30, 2011, up from $61.0 million as of September 30, 2010. Net cash from operating activities during the nine months ended June 30, 2011 was $4.5 million, compared with $8.6 million in the nine months ended June 30, 2010.

About Rodobo International, Inc.

Rodobo International, Inc. is a producer and distributor of powdered milk formula products in the People’s Republic of China (“PRC” or “China”). Our target consumers include infants, children, the middle-aged and the elderly in China. Our products for infants and children are currently sold under the brand names of “Rodobo” and “Peer”, and its products for middle-aged and elderly consumers are currently sold under the brand name of “Healif”.

Safe Harbor Statement

This press release and the statements of representatives of Rodobo International, Inc., and its consolidated subsidiaries (collectively, the "Company") related thereto contain, or may contain, among other things, "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements," including statements regarding: the impact of the recent acquisitions on the business and operations of the Company; the ability of the Company to achieve its commercial objectives including increased growth, revenues, earnings, and production capacity; the business strategy, plans and objectives of the Company; and any other statements of non-historical information. These forward-looking statements are subject to significant known and unknown risks and uncertainties and are often identified by the use of forward-looking terminology such as "projects," "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans" or similar expressions. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. The Company undertakes no duty to update these forward-looking statements except as required by law.

For additional information, please contact:

Xiuzhen Qiao
Rodobo International Inc

Tel:    +86-10-6216-6032

Email: qiaozhen1973@163.com

Stephen Tong
Rodobo International, Inc.
Tel:   +86-10-6216-6396
Email: tongzijian@gmail.com

RODOBO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	September 30,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$2,014,976	$5,163,789
Accounts receivable, net	7,775,763	8,085,248
Other receivable	3,249,049	-
Inventories	1,239,547	1,523,422
Prepaid expenses	423,597	114,215
Advances to suppliers	714,043	969,369

Total current assets	15,416,975	15,856,043

Property, plant and equipment:
Fixed assets, net of accumulated depreciation	32,655,401	19,575,890
Construction in progress	16,407,696	22,701,594

Total property, plant and equipment, net	49,063,097	42,277,484

Biological assets, net	590,765	3,295,508

Other assets:
Deposits on land	77,358	74,726
Intangible assets, net	9,291,069	10,440,131

Total other assets	9,368,427	10,514,857

Total Assets	$74,439,264	$71,943,892

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term loans	$1,740,562	$1,218,025
Accounts payable	907,063	1,457,624
Other payable	142,553	723,015
Accrued expenses	447,144	588,010
Advance from customers	35,894	-
Due to related parties	1,185,062	1,491,616

Total current liabilities	4,458,278	5,478,290

Warrant liability	412,387	1,414,316

Series A preferred stock, $0.0001 par value, 30,000,000 shares authorized, 2,000,000
shares issued and outstanding as of June 30, 2011 and September 30, 2010	4,100,000	4,100,000

Stockholders' equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 28,273,266 and 28,003,726 shares
issued and outstanding as of June 30, 2011 and September 30, 2010, respectively	2,827	2,800
Additional paid in capital	31,499,758	30,344,724
Additional paid in capital - warrants	971,788	971,788
Subscription receivable	(50,000)	(50,000)
Retained earnings	28,621,907	27,588,952
Accumulated other comprehensive income	4,422,319	2,093,022

Total stockholders' equity	65,468,599	60,951,286

Total Liabilities and Stockholders' Equity	$74,439,264	$71,943,892

RODOBO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For The Three Months Ended June 30,		For The Nine Months Ended June 30,
	2011	2010	2011	2010

Net sales	$12,666,982	$19,135,845	$63,876,806	$44,541,870
Cost of goods sold	7,908,238	11,808,989	39,593,760	25,913,565

Gross profit	4,758,744	7,326,856	24,283,046	18,628,306

Operating expenses:
Distribution expenses	6,007,603	3,435,678	16,520,792	8,868,794
General and administrative expenses	1,664,589	1,180,040	3,383,187	2,883,025
Loss on sale of biological assets	1,018,443	-	1,018,443	-
Impairment loss on biological assets	3,150,920	-	3,150,920	-

Total operating expenses	11,841,554	4,615,717	24,073,341	11,751,819

Operating (loss) income	(7,082,811)	2,711,139	209,705	6,876,487

Subsidy income	-	-	-	273,897
Gain on bargain purchase	-	-	-	1,677,020
Interest expenses	(57,645)	(45,876)	(273,483)	(71,439)
Change in fair value of warrants	225,788	24,759	1,001,929	24,759
Other income	22,035	25,906	94,804	48,796

(Loss) Income before income taxes	(6,892,633)	2,715,928	1,032,955	8,829,519

Provision for income taxes	-	-	-	-

Net (loss) income	$(6,892,633)	$2,715,928	$1,032,955	$8,829,519

Other comprehensive (loss) income:
Foreign currency translation adjustment	851,918	365,575	2,329,297	372,621

Comprehensive (loss) income	$(6,040,715)	$3,081,503	$3,362,252	$9,202,140

(Loss) Earnings per share
Basic	$(0.25)	$0.10	$0.04	$0.43
Diluted	$(0.25)	$0.10	$0.04	$0.41

Weighted average shares outstanding
Basic	27,394,541	26,031,344	27,352,258	20,741,227
Diluted	27,394,541	27,014,897	27,924,880	21,711,354

RODOBO INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For The Nine Months Ended June 30,
	2011	2010

Cash flows from operating activities
Net income	$1,032,954	$8,829,519
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	2,707,107	2,115,885
Allowance for doubtful accounts	225,487	-
Stock-based compensation	1,155,061	1,013,676
Gain on bargain purchase	-	(1,677,020)
Change in fair value of warrants	(1,001,929)	(24,759)
Loss on sale of biological assets	1,018,443	-
Impairment loss on biological assets	3,150,920	-
Changes in assets and liabilities:
(Increase) decrease in -
Accounts receivable and other receivables, net	(2,781,099)	(1,919,183)
Inventories	332,725	2,190,028
Prepaid expenses	(357,836)	(23,483)
Advances to suppliers	284,420	1,894,683
Increase (decrease) in -
Accounts payable and other payable	(1,223,086)	(929,324)
Accrued expenses	(102,775)	(498,796)
Advance from customers	35,266	(2,393,891)

Net cash provided by operating activities	4,475,658	8,577,335

Cash flows from investing activities
Purchase of property, plant and equipment	(6,269,014)	(3,010,502)
Purchase of mature biological assets	(2,047,168)	-
Proceeds from sale of biological assets	405,567	-
Cash acquired in acquisitions, net of cash paid	-	1,056,291
Collection of loan to others	-	1,560,340
Collection of loan to shareholders	-	1,744,895

Net cash (used in) provided by investing activities	(7,910,615)	1,351,024

Cash flows from financing activities
Net proceeds from issuance of common stock	-	2,652,386
Proceeds from short-term loans	1,140,086	549,411
Repayment of short-term loans	(668,851)	(131,859)
Repayment of related party loans	(311,806)	(1,934,278)

Net cash provided by financing activities	159,429	1,135,660

Effect of exchange rate changes on cash and cash equivalents	126,716	66,886

Net (decrease) increase in cash and cash equivalents	(3,148,813)	11,130,905

Cash and cash equivalents, beginning of period	5,163,789	1,640,258

Cash and cash equivalents, end of period	$2,014,976	$12,771,163

Supplemental disclosures of cash flow information:

Interest paid	$39,831	$34,969
Income taxes paid	$-	$-

Non-cash investing and financing activities:
Common stock issued for business acquisition	$-	$23,850,000
Preferred stock issued for business acquisition	$-	$4,100,000